Exhibit 99.1

AgEagle Aerial Systems Closes Merger with EnerJex; To Initiate Trading on NYSE as UAVS

Innovative Company is Advancing Drone Imagery Collection and Analytics to Help Decrease Chemical Use on Food Products

Neodesha, KS – March 27, 2018 – AgEagle Aerial Systems, Inc. (NYSE American: UAVS), an aerial drone imagery collection and analytics company, today announced that it has closed its merger transaction with EnerJex Resources, Inc. (NYSE American: ENRJ), pursuant to which AgEagle becomes a wholly-owned subsidiary of EnerJex Resources, Inc.

EnerJex will be renamed AgEagle Aerial Systems and will begin trading on March 27th on NYSE American under the ticker symbol UAVS. In addition, on March 26, 2018, the company closed a private placement of its shares of Series C Convertible Preferred Stock to institutional investors raising gross proceeds of $4,000,000.

“The completion of this merger and subsequent financing is a significant milestone for our company,” commented Bret Chilcott, founder and CEO of AgEagle. “We can now aggressively execute on our vision of becoming a leading drone and data analytics company in PrecisionAg, while generating meaningful value for our shareholders. We plan to invest and grow the data analytics division of our business to provide farmers with actionable insights to help them generate healthier crops more efficiently.

AgEagle’s line of automated flying drones collect valuable information for farmers by flying over large fields of corn, soy beans, wheat and other types of crops, collecting thousands of ultra-high-resolution pictures using sophisticated near-infrared sensors (cameras). The images can be loaded to the cloud midflight through cellular connectivity and stitched together to form one large, near-infrared, aerial view. Unlike the human eye, algorithmic-based computer programs are able to determine the current health of the photographed crop by analyzing the amount of near-infrared light reflected from the plants. Healthy plants reflect more near-infrared light while unhealthy plants absorb the light. Using this high resolution, near-infrared image, a farmer or an agronomist is able to create a ‘prescription map’ that is then fed into the computers that guide large precision crop sprayers. As a result, chemicals, herbicides, pesticides and nutrients can be applied more precisely in the fields - saving money, increasing the amount of yield per acre, and improving the environmental impact of farming.

AgEagle’s board of directors includes company founder and CEO Bret Chilcott, a representative from stakeholder Raven Industries, Tom Gardner, a data analytics expert, and Grant Begley, formerly the senior advisor to the Undersecretary of Defense for drones and corporate leader to Lockheed Martin and Raytheon for their respective drone initiatives.

Following the completion of the merger and one for twenty-five reverse stock-split, there are now 9,886,305 million shares of common stock outstanding.

Details of the merger transaction, private placement and further information about AgEagle will be provided in a Current Report on Form 8-K filed with the SEC.

About AgEagle Aerial Systems, Inc.

Founded in 2015, AgEagle designs, develops, produces, distributes and supports technologically-advanced small unmanned aerial vehicles (UAV’s or Drones) that it supplies to the precision agriculture industry. The Company is based in Neodesha, Kansas. More information can be found at www.ageagle.com.

Investor Relations Contact:

Cody Slach or Sean Mansouri

Liolios Group Inc.

Phone: 949-574-3860

Email: uavs@liolios.com

Legal Notice:

“Forward-looking Statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in some of the information or materials made available on this website. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to, risks associated with our change in business strategy towards more heavy reliance upon on our new talent segment and wholesale channels, actions of regulators concerning our business operations or trading markets for our securities, the extent to which we are able to develop new services and markets for our services, our significant reliance on third parties to distribute our content, and the level of demand and market acceptance of our services.